Exhibit 99.1

Zedge Announces Third Quarter Fiscal 2016 Results

New York, NY & Trondheim, Norway – June 9, 2016: Zedge, Inc. (NYSE MKT: ZDGE) today announced results for the third quarter of its 2016 fiscal year, the three months ended April 30, 2016.

Third Quarter FY 2016 Financial Highlights

(Results compared to the third quarter 2015 unless otherwise noted)

■	MAU (Monthly Active Users) for the last 30 days of the quarter increased 18% year over year to 31.6 million from 26.7 million;

■	Average revenue per MAU declined 1.6% to $0.0247 from $0.0251;

■	Revenue increased 17% to $2.6 million from $2.2 million;

■	Direct cost of revenue of $327 thousand, stated as a percentage of revenue was 12.7% compared to 13.1%;

■	Income from Operations decreased to $243 thousand from $404 thousand reflecting increased spending on growth initiatives;

■	Net income increased to $326 thousand from $211 thousand;

■	Diluted EPS increased to $0.04 from $0.02;

■	Cash and cash equivalents increased to $4.0 million at April 30, 2016 from $2.2 million at July 31, 2015. The total of cash, cash equivalents and trade accounts receivable increased to $5.8 million from $3.7 million at July 31, 2015;

■	Total current assets less total current liabilities increased to $3.9 million at April 30, 2016 from $2.3 million at July 31, 2105;

■	Net cash provided by operating activities increased to $2.5 million from $1.9 million in the nine months ended April 30, 2016 and 2015, respectively;

■	The Zedge app was relaunched in iTunes with wallpapers only in late March.

Management Remarks

“At the end of April, Zedge’s app surpassed its 200 millionth organic install as people around the world continue to select Zedge as their app of choice to personalize and express their emotions, tastes and interests on their smartphones” said Tom Arnoy, CEO and co-founder of Zedge.

“We are excited by our new status as an independent company and our listing on the NYSE MKT last week and are hard at work developing new products and rolling out a robust set of enhancements to increase usage and engagement in the Zedge app. I am proud to announce that we have started rolling out an early version of Snakk in three test markets. Snakk provides users with a rich array of social content optimized for use in messaging and social media. It is the first new app that we’ve launched since we embarked on the app journey in late 2009. Thus far, the rollout is encouraging and I look forward to sharing progress with you over the coming quarters.”

Jonathan Reich, CFO and COO of Zedge, commented, “We now have more than 31 million monthly active users globally. Our active install count, that is the number of devices that have the Zedge app installed has grown nicely to more than 90 million from around 70 million a year ago. Active installs are important because we can market new products and enhancements to them even if they aren't currently using our app. Growth in our monthly active user base drove a 17% year over year increase in revenue. Our impressive direct costs as a percentage of revenues continued in the 10%-15% range and our cash plus net receivables totaled nearly $6 million at the end of the quarter.

“Looking ahead, we are focused on accelerating product development, growing our user base, and increasing revenues. We anticipate carefully increasing our investment in product development to take advantage of the extraordinary opportunities before us, mindful that our growth path may have some bumps and air pockets along the way. We are trying to build a long-term, stable and sustainable business organically and not judging performance or success by artificial quarters.”

Financial Results by Quarter (in thousands)

	Q3 FY 2016	Q2 FY 2016	Q1 FY 2016	Q4 FY 2015	Q3 FY 2015	Change 3Q16 to 3Q15	TTM Total
Revenue	$2,573	$3,530	$2,559	$2,428	$2,199	17.0%	$11,090
Direct Cost of Revenue	$327	$310	$295	$259	$289	13.1%	$1,191
Total SG&A	$1,850	$1,781	$1,685	$1,426	$1,362	35.9%	$6,742
Depreciation & Amortization	$153	$156	$160	$123	$145	5.5%	$592
Income from Operations	$243	$1,282	$419	$621	$404	(39.9%)	$2,565
Total FX gains (losses) and Other	$129	$(104)	$(54)	$87	$(44)	+$173	$58
Provision for (benefit from) Income Taxes	$46	$67	$40	$(19)	$149	(69.1%)	$134
Net income	$326	$1,111	$325	$727	$211	54.5%	$2,489

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Earnings Announcement and Supplemental Information

Zedge will host a conference call at 5:30 PM ET today, June 9th, beginning with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To participate in the call, please start dial toll-free 1-888-317-6003 (from the U.S.) or 1-412-317-6061 (outside the U.S.) and enter the conference ID: 3166208# several minutes before the 5:30 PM Eastern start.

The conference call will also be webcast, and can be accessed both live and for three months following the call through this URL: http://services.choruscall.com/links/zdge160609aNTLMe2k.

Copies of the complete earnings release including the financial statements were filed on a Form 8-K and are available in the Investor Relations portion of Zedge’s website: http://investor.zedge.net.

# # #

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge:

Zedge (NYSE MKT: ZDGE) provides a highly popular content platform centered on self-expression, pairing both creators and brands looking to promote their content with consumers who utilize the content – wallpapers, ringtones, app icons and notification sounds - to personalize their phones. The Zedge app has surpassed 200 million installs globally and is available in both the Google Play and iTunes stores.

Contact:

Jonathan Reich

ir@zedge.net

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ZEDGE, INC.

CONSOLIDATED BALANCE SHEETS

	April 30, 2016	July 31, 2015
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$3,976	$2,170
Trade accounts receivable, net of allowance for doubtful accounts of $0 at April 30, 2016 and July 31, 2015	1,780	1,622
Prepaid expenses	87	103
Other current assets	190	180
Total current assets	6,033	4,075
Property and equipment, net	1,931	1,724
Goodwill	2,478	2,438
Other assets	128	115
Total assets	$10,570	$8,352
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$59	$116
Accrued expenses	1,618	1,319
Deferred revenue	3	4
Due to IDT Corporation	458	369
Total current liabilities	2,138	1,808
Mezzanine equity:
Series B convertible preferred stock	—	100
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at April 30, 2016 and July 31, 2015	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 7,704 and 7,637 shares issued and outstanding at April 30, 2016 and July 31, 2015, respectively	77	76
Additional paid-in capital	17,844	17,726
Accumulated other comprehensive loss	(548)	(655)
Accumulated deficit	(8,946)	(10,708)
Total stockholders’ equity	8,432	6,444
Total liabilities and stockholders’ equity	$10,570	$8,352

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ZEDGE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2016	2015	2016	2015
	(in thousands, except per share data)
Revenues	$2,573	$2,199	$8,661	$6,624
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	327	289	932	823
Selling, general and administrative	1,850	1,361	5,316	4,298
Depreciation and amortization	153	145	470	501
Income from operations	243	404	1,943	1,002
Interest (expense) income, net	(1)	—	2	4
Net gains (losses) resulting from foreign exchange transactions	130	(44)	(31)	84
Income before income taxes	372	360	1,914	1,090
Provision for income taxes	(46)	(149)	(152)	(231)
Net income	326	211	1,762	859
Other comprehensive income (loss):
Change in foreign currency translation adjustments	266	48	107	(574)
Total other comprehensive income (loss)	266	48	107	(574)
Total comprehensive income	$592	$259	$1,869	$285

Earnings per share attributable to Zedge, Inc. common stockholders:
Basic	$0.04	$0.03	$0.22	$0.11
Diluted	$0.04	$0.02	$0.20	$0.10
Weighted-average number of shares used in calculation of earnings per share:
Basic	8,199	8,161	8,174	8,147
Diluted	9,186	8,934	9,027	8,919

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ZEDGE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended April 30,
	2016	2015
	(in thousands)
Operating activities
Net income	$1,762	$859
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	470	501
Stock-based compensation	10	68
Change in assets and liabilities:
Trade accounts receivable	(158)	(63)
Prepaid expenses and other current assets	6	18
Other assets	(13)	(17)
Trade accounts payable and accrued expenses	305	699
Due to IDT Corporation	89	(177)
Deferred revenue	(1)	7
Net cash provided by operating activities	2,470	1,895
Investing activities
Purchase of property and equipment	(680)	(679)
Net cash used in investing activities	(680)	(679)
Financing activities
Proceeds from exercise of stock options	9	9
Net cash provided by financing activities	9	9
Effect of exchange rate changes on cash and cash equivalents	7	(115)
Net increase in cash and cash equivalents	1,806	1,110
Cash and cash equivalents at beginning of period	2,170	765
Cash and cash equivalents at end of period	$3,976	$1,875

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